SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
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Preliminary Proxy Statement
Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-12

PROSPECT STREET HIGH INCOME PORTFOLIO INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] [ ]	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Title of each class of secruties to which transaction applies:_________________________
Aggregate number of securities to which transaction applies:________________________
Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________________________________________________________________________
Proposed maximum aggregate value of transaction:_______________________________
Total fee paid:___________________________________________________________

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Fee previously paid with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Amount Previously Paid:____________________________
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Date Filed:_______________________________________

Prospect Street High Income Portfolio Inc.
13455 Noel Road
Suite 1300
Dallas, Texas 75240

February 13, 2001

Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders of Prospect Street High Income Portfolio Inc. (the "Fund") to be held at The University Club of Dallas, at 13350 Dallas Parkway, Suite 4000, Dallas, Texas 75240, on Friday, March 30, 2001, at 9:00 a.m. In addition to voting on the proposals described in the Notice of Annual Meeting of Stockholders, you will have an opportunity to hear a report on the Fund and to discuss other matters of interest to you as a stockholder.

          We hope that you will be able to attend the meeting. Whether or not you plan to attend, please complete, date, sign and mail the enclosed proxy card to assure that your shares are represented at the meeting.

Sincerely, /s/ JAMES D. DONDERO James D. Dondero President

Prospect Street High Income Portfolio Inc.
13455 Noel Road
Suite 1300
Dallas, Texas 75240

Notice of Annual Meeting of Stockholders
to be Held on March 30, 2001

          The Annual Meeting of Stockholders of Prospect Street High Income Portfolio Inc., a Maryland corporation (the "Fund"), will be held at The University Club of Dallas, at 13350 Dallas Parkway, Suite 4000, Dallas, Texas 75240, on Friday, March 30, 2001, at 9:00 a.m., for the following purposes:

•	To elect one Director of the Fund to serve for a three-year term expiring at the 2004 annual meeting and until his successor is duly elected and qualified;

•	To change certain of the Fund's fundamental investment restrictions;

•	To amend the Fund’s charter to provide for a “supermajority” vote of the Board of Directors and the stockholders in order to change certain key aspects of the Fund;

•	To ratify the selection of Ernst & Young LLP as independent public accountants of the Fund for the fiscal year ending October 31, 2001; and

•	To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

          The close of business on February 9, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

          Your vote is important regardless of the size of your holdings in the Fund. Whether or not you expect to be present at the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly in the enclosed envelope, which needs no postage if mailed in the United States. If you desire to vote in person at the Annual Meeting, you may revoke your proxy.

By Order of the Board of Directors /s/ R. JOSEPH DOUGHERTY R. Joseph Dougherty Secretary

February 13, 2001
Dallas, Texas

Prospect Street High Income Portfolio Inc.
13455 Noel Road
Suite 1300
Dallas, Texas 75240

Proxy Statement
Annual Meeting of Stockholders
March 30, 2001

          This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Prospect Street High Income Portfolio Inc., a Maryland corporation (the "Fund"), for use at the Fund's Annual Meeting of Stockholders (the "Annual Meeting") to be held at The University Club of Dallas, at 13350 Dallas Parkway, Suite 4000, Dallas, Texas 75240, on Friday, March 30, 2001, at 9:00 a.m., and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting dated February 13, 2001. The Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

          This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy were sent to stockholders on or about February 13, 2001. The Board of Directors has fixed the close of business on February 9, 2001 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, ____________ shares of the Fund's Common Stock were issued and outstanding. Stockholders are entitled to one vote for each Fund share held and fractional votes for each fractional Fund share held.

          If the accompanying form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares covered thereby will be voted in accordance with the instructions marked thereon. Executed and returned proxies that are unmarked will be voted FOR all the proposals and in the discretion of the persons named as proxies in connection with any other matter which may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors does not know of any matter to be considered at the Annual Meeting other than the matters referred to in this Proxy Statement. A stockholder may revoke his or her proxy by appearing at the Annual Meeting and voting in person, or by giving written notice of such revocation to the Secretary of the Fund or by returning a later-dated proxy before the Annual Meeting.

          Shares of Common Stock representing a majority of the votes entitled to be cast constitute a quorum for the transaction of business at the Annual Meeting. In the event a quorum is not present at the Annual Meeting or in the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one of the proposals in this Proxy Statement before such adjournment if sufficient votes have been received and such vote is otherwise appropriate. Any such adjournment will require the affirmative vote of a majority of those shares present at the Annual Meeting in person or by proxy.

          Shares of Common Stock represented by properly executed proxies with respect to which a vote is withheld, an abstention is indicated, or a broker does not vote will be treated as shares that are present and entitled to vote for purposes of determining a quorum, but will not constitute a vote "for" or "against" a proposal. However, because proposal 3 requires the affirmative vote of a majority of the outstanding Common Stock, an abstention or a broker non-vote will have the same effect as a vote "against" such proposal.

          In addition to soliciting proxies by mail, the Fund or representatives of the Fund may solicit proxies by telephone or in person. The costs of proxy solicitation and expenses incurred in connection with preparing this Proxy Statement and its enclosures will be paid by the Fund.

The Investment Adviser

           Highland Capital Management, L.P. (the "Adviser"), with its principal office at 13455 Noel Road, Suite 1300, Dallas, Texas 75240, serves as the investment adviser to the Fund.

Proposal 1

Election of Directors

          The stockholders of the Fund are being asked to elect James D. Dondero as a Director of the Fund, to serve for a three-year term until the 2004 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Mr. Dondero is currently serving as a Director of the Fund, and he has agreed to continue to serve as a Director if elected. If Mr. Dondero is not available for election at the time of the Annual Meeting, the persons named as proxies will vote for such substitute nominee as the Board of Directors may recommend.

          The Board of Directors is divided into three classes with the term of office of one class expiring each year. Class I is comprised of one Director, and Classes II and III are each comprised of two. All current Directors were elected at a special stockholders' meeting held on December 12, 1999, effective as of January 21, 2000, the date the Investment Management Agreement between the Fund and the Adviser became effective, and subsequently were re-elected as Directors at the Fund's 2000 Annual Stockholders' Meeting held on October 27, 2000. On November 29, 2000, the Board of Directors classified itself into three classes. Mr. Dondero is a Class I Director. Messrs. Hui and Kavanaugh are Class II Directors. Messrs. Honis and Leary are Class III Directors.

          Shortly after the mailing of this Proxy Statement, the Fund intends to issue Auction Rate Cumulative Preferred Shares (the "Preferred Shares"). In elections of Directors, the holders of any outstanding Preferred Shares, as a separate class, will vote to elect two Directors, the holders of the Common Stock, as a separate class, will vote to elect two Directors and the holders of the Preferred Shares and the Common Stock, voting together as a single class, will elect the remaining Directors. The Fund's Board has designed Messrs. Honis and Hui as the Directors to be elected by holders of the Preferred Shares; Messrs. Kavanaugh and Leary as the Directors to be elected by holders of the Common Stock; and Mr. Dondero as the Director to be elected by holders of the Preferred Shares and Common Stock. As of the Record Date, there were no Preferred Shares outstanding.

          In addition, during any period ("Voting Period") in which the Fund has not paid dividends on the Preferred Shares in an amount equal to two full years dividends, the holders of Preferred Shares, voting as a single class, are entitled to elect (in addition to the two Directors set forth above) the smallest number of additional Directors as is necessary to assure that a majority of the Directors has been elected by the holders of Preferred Shares. If the Fund has not so paid dividends, the terms of office of all persons who are Directors of the Fund at the time of the commencement of a Voting Period will continue, notwithstanding the election by the holders of the Preferred Shares of the number of Directors that such holders are entitled to elect. The additional persons elected by the holders of the Preferred Shares, together with the incumbent Directors, will constitute the duly elected Directors of the Fund. When all dividends in arrears on the Preferred Shares have been paid or provided for, the terms of office of the additional Directors elected by the holders of the Preferred Shares will terminate.

Information about Nominee for Director and Continuing Directors

          Set forth below is the name and certain biographical and other information for Mr. Dondero as the nominee for Director and each continuing Director, as reported to the Fund by Mr. Dondero and each continuing Director:

Class I - Nominee for Director with Term Expiring in 2004

                                                                        Number of Shares of
                                                                        Common Stock Beneficially
Name of Nominee      Positions with Fund       Age     Director Since   Owned at January 22, 2001(1)(2)
---------------      -------------------       ---     --------------   -------------------------------

*James D. Dondero    President and Director    [37]    January 2000     211,000(3)

Class II - Continuing Directors with Terms Expiring in 2002

                                                                         Number of Shares of
                                                                         Common Stock Beneficially
Name of Director     Positions with Fund       Age     Director Since    Owned at January 22, 2001(1)(2)
---------------      -------------------       ---     --------------    -------------------------------

Timothy K. Hui       Director                  [52]    January 2000      -0-

Scott F. Kavanaugh   Director                  [39]    January 2000      2,900

Class III - Continuing Directors with Terms Expiring in 2003

                                                                         Number of Shares of
                                                                         Common Stock Beneficially
Name of Director     Positions with Fund       Age     Director Since    Owned at January 22, 2001(1)(2)
---------------      -------------------       ---     --------------    -------------------------------
John William Honis   Director                  [41]    January 2000      -0-

James F. Leary       Director                  [70]    January 2000      -0-

-------------
*    Mr. Dondero is deemed to be "interested person" of the Fund under the 1940
     Act. Mr. Dondero is President and Chief Investment Officer of the Adviser.
(1)  Except as otherwise indicated, each person has sole voting and investment power with respect to the shares indicated. Fractional shares are rounded off to the nearest whole share.
(2)  No Director is the beneficial owner of more than 1% of the Fund's Common
     Stock outstanding.
(3)  Mr. Dondero has sole voting and investment power with respect to 100,000 shares and shares voting and investment power with respect to 111,000 shares.

          As of January 22, 2001, all of the officers and Directors of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of Common Stock.

          James D. Dondero has been President and Chief Investment Officer of the Adviser since March 1993. From 1989 through 1993, Mr. Dondero was Chief Investment Officer of a guaranteed investment contract subsidiary of Protective Asset Management Company ("PAMC"), where he and four other investment professionals managed portfolios consisting of high-yield securities, corporate bonds, mortgage-backed securities, bank loans and preferred and common stocks. From 1985 to 1989, Mr. Dondero managed approximately $1.0 billion in proprietary fixed-income portfolios for a subsidiary of American Express Company. He is a Certified Public Accountant, Certified Managerial Accountant and Chartered Financial Analyst, and is a full member of the New York Society of Security Analysts.

          Timothy K. Hui is the Director of Learning Resources of the Philadelphia Biblical University, where he has been since September 1998. Prior thereto, Mr. Hui was in private practice as an attorney serving as the managing partner of the law firm of Hui & Malik, L.L.P. from 1993 to August 1998 and at the law firm of Thompson & Knight, P.C. from 1989 to 1993.

          Scott F. Kavanaugh has been the Executive Vice President and Treasurer and a Board member of Commercial Capital Bank since January 2000, and the Managing Principal and Chief Operating Officer of Financial Institutional Partners Mortgage Company and the Managing Principal and President of Financial Institutional Partners, LLC, an investment banking firm, since April 1998. From 1991 to April 1998, Mr. Kavanaugh was the Managing Partner and Director of Trade of Great Pacific Securities, Inc., an investment banking firm.

          John William Honis has been a private investor since May 1999. Prior thereto, he was President and owner of Saratoga Telephone, from 1991 to ________ 1998. From 1989 to May 1999, he served as President and owner of Northeast Phone System Communication Group. From 1995 to March 1999, Mr. Honis also served as Vice President of Value Call International, Inc. He is also on the Board of Directors of the Jenna Foundation for Non-Violence.

          James F. Leary has been a Managing Director of Benefit Capital Southwest, Inc., a financial consulting firm, since January 1999. From 1995 to December 1998, he was the Vice Chairman, Finance and a Director of Search Financial Services, Inc., a financial services firm, which filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1998. From 1982 to 1995, he was the founder and General Partner of Sunwestern Investment Group which managed venture capital funds and small business investment companies ("SBIC"). Mr. Leary is currently a member of the Boards of Directors of Associated Materials, Inc. (manufacturer of building products), Capstone Group (a group of mutual funds) and MESBIC Ventures, Inc. (a minority enterprise SBIC). Earlier in his professional career, Mr. Leary was Senior Executive Vice President, Director and Chief Financial Officer of the Associates First Capital Corporation, a large financial services conglomerate.

          During the fiscal year ended October 31, 2000, the Directors of the Fund, identified in the table set forth in "Remuneration of Directors and Executive Officers" below, met _______ times in person and _____ times by telephone. During that year, these Directors (either in person or by telephone) attended [all] of the meetings of the Board held during the time they were Directors. The Board of Directors has one committee, the Audit Committee. Pursuant to the Audit Committee Charter adopted by the Fund's Board, the Audit Committee is responsible for conferring with the Fund's independent accountants, reviewing the scope and procedures of the year-end audit, reviewing annual financial statements and recommending the selection of the Fund's independent accountants. In addition, the Audit Committee may address questions arising with respect to the valuation of certain securities in the Fund's portfolio. The Audit Committee currently is comprised of Messrs. Honis, Hui, Kavanaugh and Leary, representing all of the non-interested members of the Board. The Audit Committee met ____ times in fiscal 2000. The report of the Audit Committee for the fiscal year ended October 31, 2000 is attached as Appendix A to this Proxy Statement.

*          *          *

          In addition to Mr. Dondero, the Fund's other executive officers are Mark K. Okada and R. Joseph Dougherty. Set forth below is the name and certain biographical and other information for Messrs. Okada and Dougherty as reported by them to the Fund.

                                                                         Number of Shares of
                                                                         Common Stock Beneficially
Name of Officer      Positions with Fund       Age     Director Since    Owned at January 22, 2001(1)(2)
---------------      -------------------       ---     --------------    -------------------------------

Mark K. Okada        Executive Vice President    [37]    1993            [61,000] (3)

R. Joseph Dougherty  Senior Vice President       [30]    [1998]          ___________
                     and Secretary

------------
(1)  Except as otherwise indicated, each person has sole voting and investment power with respect to the shares indicated. Fractional shares are rounded off to the nearest whole share.
(2)  No executive officer is the beneficial owner of more than 1% of the Fund's
     Common Stock outstanding.
(3)  Mr. Okada shares voting and investment power with respect to these shares.

          The address of each executive officer is 13455 Noel Road, Suite 1300, Dallas, Texas 75240.

          Mark K. Okada is Executive Vice President of the Fund. Mr. Okada has been Executive Vice President of the Adviser since 1993. From 1990 to 1993, Mr. Okada was Manager-Fixed Income for PAMC, where his responsibilities included management and administration of approximately $1.3 billion in bank loan purchases, credit evaluation of fixed-income assets and quantitative analysis for special projects. From 1986 to 1990, Mr. Okada was employed by Hibernia National Bank, where he most recently served as Vice President and Section Head of the Capital Markets Group and was responsible for a portfolio of $1.0 billion in highly leveraged transactions. Mr. Okada is a Chartered Financial Analyst, and is a member of the Dallas Society of Security Analysts.

          R. Joseph Dougherty is Senior Vice President and Secretary of the Fund. Mr. Dougherty has been a Portfolio Manager with the Adviser since 1998. Prior to joining the Adviser, Mr. Dougherty served as an Investment Analyst with Sandera Capital Management, from 1997 to 1998. Formerly, he was a Business Development Manager at Akzo Nobel, from 1994 to 1996, and a Senior Accountant at Deloitte & Touche, LLP, from 1992 to 1994. Mr. Dougherty is a Certified Public Accountant and is a Chartered Financial Analyst.

Remuneration of Directors and Executive Officers

           The executive officers of the Fund and those of its Directors who are "interested persons" of the Fund receive no direct remuneration from the Fund.

           Those Directors who are not interested persons are compensated at the rate of $10,000 annually, plus $2,000 per Directors' meeting attended in person or $1,000 per Directors' meeting attended by telephone, and are reimbursed for actual out-of-pocket expenses relating to attendance at such meetings. In addition, the members of the Fund's Audit Committee receive $1,000 for each Audit Committee meeting attended, together with actual out-of-pocket expenses relating to attendance at such meetings.

           The following table summarizes the compensation paid by the Fund to its Directors and officers for the fiscal year ended October 31, 2000.1

         Names of Director or Officer         Aggregate Compensation from Fund
         ----------------------------         --------------------------------

         James D. Dondero(2)                  $[0]

         John William Honis                   $22,000

         Timothy K. Hui                       $22,000

         Scott F. Kavanaugh                   $22,000

         James F. Leary                       $22,000

__________________

[1]	For the period January 21, 2000 (commencement of the Directors’ terms) through October 31, 2000. It is estimated that each Director that is not an “interested person” of the Fund under the 1940 Act will be paid [$20,000] in the fiscal year ended October 31, 2001 under current arrangements.

[2]	"Interested person" of the Fund under the 1940 Act.

Share Ownership and Certain Beneficial Owners

          To the Fund's knowledge, no person owned beneficially 5% or more of the outstanding shares of Common Stock of the Fund on January __, 2001, other than Cede & Co., which holds of record ______% of the outstanding shares of Common Stock.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

          To the Fund's knowledge, all of its officers, Directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended October 31, 2000. In making this disclosure, the Fund has relied solely on written representations of its current Directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission (the "Commission").

Required Vote

          The election of Directors requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Proposal 2

Approval of Changes to Certain Fundamental Investment Restrictions

          The Fund's investment objective is to provide high current income, while seeking to preserve stockholders' capital, through investment in a professionally managed, diversified portfolio of high-yield, high risk securities (commonly referred to as "junk bonds"). Under normal market conditions, at least 65% of the Fund's total assets are invested in high-yield fixed-income securities rated in the lower categories by recognized rating agencies or nonrated fixed-income securities deemed by the Adviser to be of comparable quality. The Fund generally invests a substantially higher percentage of its assets in such securities to the extent permitted by market conditions. The Fund reserves the right, under normal market conditions, to invest up to 35% of its total assets in money market instruments and investment grade fixed-income securities, although the percentage invested in such securities may increase under other than normal market conditions.

          This proposal does not involve any change to the Fund's investment objective. The Fund would continue to invest at least 65% of its total assets in junk bonds. Management believes, however, that the Fund's remaining assets may be invested more effectively if the permissible investments are broadened to include senior secured floating rate loans ("Senior Loans") and equity securities. Many of the Fund's principal competitors have the power to purchase the proposed securities.

           Management believes that in a rapidly changing market it is important for the Fund to have the flexibility to purchase a variety of instruments because while under certain market conditions certain types of securities may be deemed most appropriate for purchase by the Fund, under other market conditions other types of securities may be deemed preferable. By expanding the universe of securities the Fund may purchase, the Fund's management will be given the opportunity to adjust the Fund's portfolio from time to time in such manner as it then deems appropriate. The proposed securities in which the Fund would become entitled to invest are described below and in Appendix B to this Proxy Statement.

          The Fund's Board, at a Board meeting held on January 22, 2001, authorized the Fund to invest up to 10% of its total assets in equity securities, including common stocks, certain preferred stocks and Depositary Receipts, as well as warrants to purchase equity or other securities. This change to the Fund's management policies is not required to be submitted to stockholders for their approval and will be implemented by the Fund --- regardless of whether stockholders approve this proposal. At that meeting, the Board also authorized the Fund to invest up to 10% of its total assets in Senior Loans. To enable the Fund to invest in Senior Loans, however, requires a change to one of the Fund's fundamental investment restrictions. The Fund's Board approved the change to such investment restriction and directed that the proposed change be submitted to stockholders for their approval.

          The Fund's management also believes it appropriate to eliminate a fundamental investment restriction which prohibits the Fund from investing in securities of any issuer if officers and directors of the Fund and officers and directors of the Adviser who beneficially own more than 0.50% of the issuer together own more than 5% of such issuer. This investment restriction was required by state securities laws that are no longer applicable, and it is now believed to be unduly restrictive. The Board believes that the Fund's and the Adviser's Codes of Ethics protect the Fund from such potential conflicts of interest.

           Senior Loans. If the proposal is approved, the Fund will continue to invest at least 65% of its total assets in junk bonds, but would be permitted to invest the remainder of its assets in other securities including Senior Loans. Senior Loans generally are made to corporations, partnerships and other business entities ("Borrowers") which operate in various industries and geographical regions. Senior Loans, which typically hold the most senior position in a Borrower's capital structure, pay interest at rates that are redetermined periodically on the basis of a floating base lending rate, such as the London Inter-bank Offered Rate (LIBOR), plus a premium. This floating rate feature should help to minimize changes in the principal value of the Senior Loans resulting from interest rate changes. The Borrowers generally will use proceeds from Senior Loans to finance leveraged buyouts, recapitalizations, mergers, acquisitions and stock repurchases and, to a lesser extent, to finance internal growth and for other corporate purposes. The Fund would invest primarily in Senior Loans that are below investment grade quality and are speculative investments that are subject to credit risk. The Fund will attempt to manage these risks through ongoing analysis and monitoring of Borrowers.

          Senior Loans in which the Fund would invest may not be rated by a rating agency, will not be registered with the Commission or any state securities commission and generally will not be listed on any national securities exchange. Therefore, the amount of public information available about Senior Loans will be limited, and the performance of the Fund's investments in Senior Loans will be more dependent on the analytical abilities of the Adviser than would be the case for investments in more widely rated, registered or exchange-listed securities. In evaluating the creditworthiness of Borrowers, the Adviser will consider, and may rely in part, on analyses performed by others. Moreover, certain Senior Loans will be subject to contractual restrictions on resale and, therefore, will be illiquid.

           For a more detailed discussion of Senior Loans and their related risks, see the Appendix A to this Proxy Statement.

           Corresponding Change in Investment Restriction to Permit Senior Loan Investments. If the proposed change is approved by stockholders, investment restriction number 8 would read as follows (new language is in bold):

          The Fund may not make loans, except by the acquisition of loan interests and other debt obligations in which the Fund may invest consistent with its investment policies, by entering into repurchase agreements with respect to not more than 25% of the value of its total assets, or through the lending of its portfolio securities with respect to not more than one-third of the value of its total assets.

           Elimination of Investment Restriction. If this Proposal is approved by stockholders, investment restriction number 9, which reads as follows, would be eliminated:

           The Fund may not invest in securities of any issuer, if, to the knowledge of the Fund, officers and Directors of the Fund and officers and directors of the Adviser who beneficially own more than 0.50% of the securities of that issuer together own more than 5% of such issuer.

Required Vote and Board Recommendation

           Approval of the foregoing Proposals will be sought by two separate votes, as set forth in the proxy card accompanying this Proxy Statement. Each vote is independent of the other and will be approved separately upon obtaining the requisite vote described below.

           Approval of each proposal requires the affirmative vote of the lesser of (1) 67% or more of the Fund's voting securities present or represented by proxy at the Annual Meeting, if the holders of more than 50% of outstanding voting securities are present or represented by proxy, or (2) more than 50% of the Fund's outstanding voting securities.

           The Fund's Board of Directors unanimously recommends that stockholders vote FOR approval of each proposal.

Proposal 3

Approval of an Amendment to the Fund’s Charter

          The Fund's Board has approved and recommends that stockholders approve amendments to the Fund's Articles of Incorporation, as amended (the "Charter"). A copy of the proposed amendment, as approved by the Fund's Board, is set forth in Appendix C to this Proxy Statement. The Board believes that the proposed amendment of the Fund's Charter is in the best interests of the Fund and stockholders. If approved by stockholders, the Charter, as proposed to be amended, would include provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund, cause the Fund to engage in certain transactions or induce the Fund to modify its structure or status under the 1940 Act as a closed-end investment company. These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund. However, these provisions may have the effect of discouraging attempts to acquire control of the Fund, which attempts could have the effect of increasing the expenses of the Fund and interfering with the normal operation of the Fund. They also promote continuity and stability, and they enhance the Fund's ability to continue to pursue long-term strategies that are consistent with its investment objective.

          The amendment would provide for a "supermajority" voting requirement to effect any of the following actions: (1) any amendment to the Charter to make the Fund's shares "redeemable securities" or to convert the Fund from a "closed-end company" to an "open-end company" (as such terms are defined in the 1940 Act), (2) any stockholder proposal regarding the Fund's investment objective or specific investment restrictions, policies or decisions made or to be made with respect to the Fund's assets, (3) any stockholder proposal as to the voluntary liquidation or dissolution of the Fund or any amendment to the Charter to terminate the existence of the Fund, and (4) business combinations such as a merger, consolidation, share exchange or the sale of all or substantially all of the Fund's assets.

          If approved by stockholders, the Charter would require the affirmative vote of the holders of at least 80% of the votes then entitled to be cast by the holders of the Common Stock and the Preferred Shares, voting as a single class; the affirmative vote of the holders of at least 80% of the votes then entitled to be cast by the holders of the Preferred Shares, voting as a separate class; and at least 80% of the entire Board of Directors to authorize any of the foregoing items, unless such action had been approved, adopted or authorized by the affirmative vote of at least 80% of the total number of Continuing Directors (as defined below), in which case (A) for items (1) and (2) above, approval would require the affirmative vote of the lesser of (a) 67% or more of the voting securities present or represented by proxy, if the holders of more than 50% of outstanding voting securities are present or represented by proxy, or (b) more than 50% of the outstanding voting securities and (B) for items (3) and (4) above, the affirmative vote of at least a majority of the Fund's securities entitled to vote on the matter, subject, in the case of both (A) and (B), to the Preferred Shares voting both with the Common Stock as a single class and separately, as described above. "Continuing Directors" are those Directors who have been directors of the Fund since the effective date of the proposed Charter amendment or who subsequently become directors and whose election is approved by a majority of the Continuing Directors then on the Board.

          The effect of the proposed amendment to the Charter also is to assure that any proposal to modify certain key aspects of the Fund has widespread support of the Board of Directors and stockholders before it could be implemented and to protect stockholders from having their reasonable expectations about the nature of the Fund and its operations nullified by the actions of a single stockholder or group of stockholders.

Required Vote and Board Recommendation

           Approval of the foregoing proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock.

          The Board of Directors unanimously recommends that stockholders vote FOR the amendment to the Charter.

Proposal 4

Ratification of Selection of Independent Public Accountants

          The Board of Directors has selected the firm of Ernst & Young LLP ("Ernst & Young") as independent public accountants for the Fund for the fiscal year ending October 31, 2001. In accordance with the 1940 Act, the employment of such accountants is conditioned upon the right of a majority of the outstanding voting securities to terminate such employment. Stockholders are being asked to ratify the selection of Ernst & Young to perform audit services for the Fund.

          The services to be provided by Ernst & Young will consist of (1) examination and audit of the Fund's annual financial statements, (2) assistance and consultation in connection with Commission filings and (3) review of tax matters on behalf of the Fund.

          A representative of Ernst & Young is not expected to be represented at the Annual Meeting, but will be available by telephone to respond to appropriate questions.

          On September 8, 2000, the Fund replaced Arthur Andersen LLP ("Arthur Andersen") as its independent accountants with Ernst & Young as its new independent accountants. The reports of Arthur Andersen on the Fund's financial statements for the fiscal year ended October 31, 1999 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal year ended October 31, 1999, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference thereto in their report on the financial statements for such year or period. Moreover, no such disagreements existed as of the date the Board replaced Arthur Andersen with Ernst & Young. The decision to change the Fund's independent accountants was recommended by the Fund's Audit Committee and approved by the Fund's Board of Directors.

Required Vote and Board Recommendation

          Approval of the foregoing proposal requires the affirmative vote of the holders of a majority of the outstanding shares present and voting at the meeting.

           The Board of Directors, including those Directors who are not interested persons of the Fund, unanimously recommends stockholders vote FOR ratification of the selection of Ernst & Young LLP as independent public accountants of the Fund for the fiscal year ending October 31, 2001.

Annual Report

           Copies of the Fund's Annual Report for the fiscal year ended October 31, 2000 are available upon request, without charge, by writing to the Fund at 13455 Noel Road, Suite 1300, Dallas, Texas 75240, or by calling 1-877-532-2834.

Other Matters to Come Before the Meeting

          The Directors do not intend to present any other business at the Annual Meeting nor are they aware that any stockholder intends to do so. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

Stockholder Proposals

          Any proposals of stockholders that are intended to be presented at the Fund's 2002 Annual Meeting of Stockholders must be received at the Fund's principal executive offices no later than November 1, 2001 and must comply with all other legal requirements in order to be included in the Fund's proxy statement and form of proxy for that meeting. The date after which notice of a shareholder proposal submitted is considered untimely, except as otherwise provided under applicable law, is December 28, 2001.

By Order of the Board of Directors /s/ JAMES D. DONDERO James D. Dondero President

Dallas, Texas
February 13, 2001

APPENDIX A

REPORT OF THE AUDIT COMMITTEE

           The Audit Committee oversees the Fund's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

          The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Fund's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Fund including the matters in the written disclosures required by the Independence Standards Board.

          The Committee discussed with the Fund's independent auditors the overall scope and plans for the audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Fund's internal controls, and the overall quality of the Fund's financial reporting.

          In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report to Stockholders for the year ended October 31, 2000. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Fund's independent auditors.

Scott F. Kavanaugh, Audit Committee Chair John William Honis, Audit Committee Member Timothy K. Hui, Audit Committee Member James F. Leary, Audit Committee Member

December 2000

APPENDIX B

          If Proposal 2 is approved, the Fund would continue to invest at least 65% of its total assets in junk bonds and would invest up to 35% of its assets in other investments, including Senior Loans as described below.

           Certain Characteristics of Senior Loans. A Senior Loan typically is originated, negotiated and structured by one or more U.S. or foreign commercial banks, insurance companies, finance companies or other financial institutions (each, an "Agent"), acting as agent for a lending syndicate of financial institutions (the "Lenders"). The Agent typically administers the Senior Loan on behalf of the other Lenders in the syndicate, and the Agent's duties frequently include enforcing the Lenders' rights against the Borrower under the Senior Loans which are set forth in a credit agreement and other agreements among the Borrower, the Lenders and the Agent. In addition, an institution, typically but not always the Agent, will hold any collateral on behalf of the Lenders.

           Senior Loans include senior secured floating rate loans and institutionally traded senior secured floating rate debt obligations issued by Borrowers, and interests therein. Loan interests generally take the form of direct interests acquired during a primary distribution, but also may take the form of participation interests in, assignments of, or novations of a Senior Loan acquired in the secondary market. These loan interests may be acquired from U.S. or foreign commercial banks, insurance companies, finance companies or other financial institutions who have made loans or are members of a lending syndicate or from other holders of loan interests.

           The Fund would be permitted to purchase "Assignments" from Lenders. The purchaser of an Assignment typically succeeds to all the rights and obligations under the credit agreement of the assigning Lender and becomes a Lender under the Loan Agreement with the same rights and obligations as the assigning Lender. Assignments, however, may be arranged through private negotiations between potential assignees and potential assignors, and the rights and obligations acquired by the purchaser of an Assignment may differ from, and be more limited than, those held by the assigning Lender.

          The Fund also would be permitted to invest in "Participations." Participations by the Fund in a Lender's portion of a Senior Loan typically would result in the Fund having a contractual relationship only with the Lender, not with the Borrower. As a result, the Fund may have the right to receive payments of principal, interest and any fees to which it is entitled only from the Lender selling the Participation and only upon receipt by the Lender of these payments from the Borrower. In connection with purchasing Participations, the Fund generally would have no right to enforce compliance by the Borrower with the terms of the credit agreement, nor any rights with respect to any funds acquired by other Lenders through set-off against the Borrower and the Fund may not directly benefit from the collateral supporting the Senior Loan in which it has purchased the Participation. As a result, the Fund could assume the credit risk of both the Borrower and the Lender selling the Participation. In the event of the insolvency of the Lender selling a Participation, the Fund may be treated as a general creditor of the Lender. The selling Lenders and other persons interpositioned between the Lenders and the Fund with respect to Participations likely will conduct their principal business activities in the banking, finance and financial services industries. Persons engaged in these industries may be more susceptible to, among other things, fluctuations in interest rates, governmental regulations concerning these industries and capital raising activities generally and fluctuations in the financial markets generally.

          The Fund would acquire Participations only if the Lender selling the Participation, and any other persons interpositioned between the Fund and the Lender, at the time of investment has outstanding debt or deposit obligations rated investment grade, or determined by the Adviser to be of comparable quality. Similarly, the Fund would purchase an Assignment or Participation or act as a Lender in connection with a syndicated Senior Loan only where the Agent at the time of investment has outstanding debt or deposit obligations rated investment grade by a rating agency or determined by the Adviser to be of comparable quality.

           Senior Loans typically have the most senior position in a Borrower's capital structure, although some Senior Loans may hold an equal ranking with the Borrower's other senior securities. The capital structure of a Borrower may include Senior Loans, senior and junior subordinated debt, preferred stock and common stock, typically in descending order of seniority with respect to claims on the Borrower's assets.

           Senior Loans generally are secured by specific collateral. A Borrower usually will pledge, for the term of the Senior Loan, collateral, including:

• • • •

working capital assets, such as accounts receivable and inventory;

tangible fixed assets, such as real property, buildings and equipment;

intangible assets, such as trademarks and patent rights; and

shares of stock of subsidiaries or affiliates. In the case of Senior Loans made to non-public companies, the company’s stockholders or owners may provide collateral in the form of secured guarantees or security interests in assets that they own. In certain instances, a Senior Loan may be secured only by stock in the Borrower or its subsidiaries. Collateral may consist of assets that may not be readily liquidated, and no assurance can be given that the liquidation of such assets would satisfy fully a Borrower’s obligations under a Senior Loan. The Fund will not consider an investment to be a Senior Loan unless, at the time of investment, the Adviser determines that the value of the collateral equals or exceeds the aggregate outstanding principal amount of the Senior Loan.

          The Fund would not be subject to any restrictions with respect to the maturity of Senior Loans held in its portfolio. Senior Loans typically have a stated term of between five and nine years, and have rates of interest which typically are redetermined either daily, monthly, quarterly or semi-annually. Because of the possibility of prepayments, the average life of Senior Loans historically has been two to three years.

          A Lender may have certain obligations pursuant to loan agreements documenting Senior Loans, which may include the obligation to make additional loans in certain circumstances. The Fund generally would reserve against these contingent obligations by segregating a sufficient amount of permissible liquid assets. These contingent obligations will be subject to the Fund's borrowing limitations. At no time would the Fund's investments in Senior Loans, together with any additional loan commitments required by such Senior Loans, exceed 35% of the Fund's total assets or would cause the Fund to fail to meet its federal tax diversification requirements.

          The Fund would be permitted to purchase and retain in its portfolio a Senior Loan where the Borrower has experienced, or may be perceived to be likely to experience, credit problems, including involvement in or recent emergence from bankruptcy reorganization proceedings or other forms of debt restructuring. These investments may provide opportunities for enhanced income as well as capital appreciation. At times, in connection with the restructuring of a Senior Loan either outside of bankruptcy court or in the context of bankruptcy court proceedings, the Fund may determine or be required to accept equity securities or junior debt securities in exchange for all or a portion of a Senior Loan.

           Additional Risk Considerations--Credit Risk. Senior Loans, like other debt obligations, are subject to the risk of non-payment of scheduled interest or principal. Non-payment would result in a reduction of income to the Fund, a reduction in the value of the Senior Loan experiencing non-payment and a potential decrease in the net asset value of the Fund. Although Senior Loans in which the Fund would invest generally will be secured by specific collateral, no assurance can be given that liquidation of this collateral would satisfy the Borrower's obligation in the event of default or that such collateral could be readily liquidated. Some Senior Loans have speculative characteristics, and the Borrowers are more vulnerable in an economic downturn. In the event of bankruptcy of a Borrower, the Fund could experience delays or limitations in its ability to realize the benefits of any collateral securing a Senior Loan. The Fund would be permitted to purchase interests in Senior Loans from financial intermediaries whereby the Fund would depend on the intermediary for payment of principal and interest on the Senior Loan. A decline in the financial soundness of these intermediaries, therefore, could adversely affect the Fund.

           Interest Rate Fluctuations. Because floating or variable rates on Senior Loans only reset periodically, changes in prevailing interest rates could cause some fluctuation in the Fund's net asset value. Similarly, a rapid and significant increase in market interest rates or a change in the relationships between interest rates for various maturities (commonly referred to as "spread widening") could cause a decline in the Fund's net asset value and reduce substantially the liquidity of the Senior Loans in the Fund's portfolio.

APPENDIX C

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

PROSPECT STREET® HIGH INCOME PORTFOLIO INC.

           PROSPECT STREET® HIGH INCOME PORTFOLIO INC., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies as follows:

           FIRST: The Charter of the Corporation is hereby amended by deleting in its entirety Sections (A) and (B) of Article VI and inserting in lieu thereof the following:

ARTICLE VI
AMENDMENTS; CLASS VOTING

           (A) The Corporation reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise; provided, however, that (1) any amendment to the Charter to make the Corporation's shares "redeemable securities" or to convert the Corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the Investment Company Act), (2) any stockholder proposal regarding the Corporation's investment objective or specific investment restrictions, policies or decisions made or to be made with respect to the Corporation's assets, (3) any stockholder proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to the Charter to terminate the existence of the Corporation, (4) any business combination, merger, consolidation, share exchange or sale of all or substantially all of the Corporation's assets or (5) any amendment to this Article VI of the Charter, must be authorized by (a) not less than 80% of the aggregate votes entitled to be cast thereon (by vote of the holders of the outstanding securities voting as a single class and by vote of the holders of any preferred stock outstanding voting as a separate class), by vote at a meeting or in writing with or without a meeting and (b) at least 80% of the entire Board of Directors to authorize any of the foregoing items, unless (c) such action had been approved, adopted or authorized by the affirmative vote of at least 80% of the total number of Continuing Directors (as defined below), in which case (i) for items (1) and (2) above, approval would require the affirmative vote of the lesser of (I) 67% or more of the voting securities present or represented by proxy, if the holders of more than 50% of outstanding voting securities are present or represented by proxy, or (II) more than 50% of the outstanding voting securities and (ii) for items (3) and (4) above, the affirmative vote of at least a majority of the Fund's securities entitled to vote on the matter, subject, in the case of both (I) and (II), to the preferred stock voting both with the Common Stock as a single class and separately, as described above. "Continuing Directors" are those Directors who have been directors of the Corporation since March 30, 2001 or who subsequently become directors and whose election is approved by a majority of the Continuing Directors then on the Board of Directors.

          (B) Except as set forth in Section (A) above, and notwithstanding any provision of law requiring the authorization of any action by a proportion greater than a simple majority of the total number of shares of all classes or series of capital stock or of the total number of shares of any class or series of capital stock entitled to vote as a separate class or series, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes or series outstanding and entitled to vote thereon or of the class or series entitled to vote thereon as a separate class or series, as the case may be, except as otherwise provided in the Charter. The holders of the Company's common stock and the holders of the Company's preferred stock shall vote as separate classes to the extent otherwise required under Maryland law or the Investment Company Act.

           SECOND: This amendment does not increase the authorized stock of the Corporation.

           THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation on March 30, 2001.

           IN WITNESS WHEREOF, PROSPECT STREET HIGH INCOME PORTFOLIO INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this 30th day of March, 2001.

PROSPECT STREET HIGH INCOME PORTFOLIO INC. By: President

ATTEST:

Secretary

           THE UNDERSIGNED, President of the PROSPECT STREET HIGH INCOME PORTFOLIO INC., who executed on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information, and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

President

Prospect Street High Income Portfolio Inc.

Annual Meeting of Stockholders - March 30, 2001 -
Proxy Solicited on Behalf of Board of Directors

          The undersigned holder of shares of Common Stock of Prospect Street High Income Portfolio Inc., a Maryland corporation (the "Fund"), hereby appoints Mark K. Okada and R. Joseph Dougherty, and each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of the Fund to be held at The University Club of Dallas, at 13350 Dallas Parkway, Suite 4000, Dallas, Texas 75240, on Friday, March 30, 2001, at 9:00 a.m., and at any and all adjournments thereof, and thereat to vote all shares of Common Stock of the Fund which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, in accordance with the instructions on this proxy.

Please mark the boxes in blue or black ink.

1.	With respect to the proposal to elect Mr. James D. Dondero as a Director:

For /_/ Withhold Authority /_/

2.	(a) With respect to the proposal to modify the Fund's fundamental investment restriction to permit investments in Senior Loans.

For /_/ Against /_/ Abstain /_/

2.	(b) With respect to the proposal to eliminate the Fund's fundamental investment restriction relating to investments in certain securities where certain affiliates of the Fund also own such securities.

For /_/ Against /_/ Abstain /_/

3.	With respect to the proposal to amend the Charter to require a “supermajority” vote of the Board of Directors and the stockholders in order to change certain key aspects of the Fund.

For /_/ Against /_/ Abstain /_/

4.	With respect to the proposal to ratify the selection of Ernst & Young LLP as independent public accountants of the Fund for the fiscal year ending October 31, 2001.

For /_/ Against /_/ Abstain /_/

5.	In their discretion, on such other matters as may properly come before the meeting and any adjournment thereof.

THIS PROXY IS SOLICITED BY THE FUND'S BOARD OF DIRECTORS AND WILL BE VOTED FOR THE ABOVE PROPOSALS UNLESS OTHERWISE INDICATED.

Dated: , 2001 Signature Signature

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

By signing this Proxy Card, receipt of the accompanying Notice of Annual Meeting and Proxy Statement is acknowledged.